UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2005

EDGETECH SERVICES INC.

(formerly Secure Enterprise Solutions Inc.)

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

000-27397

(Commission File Number)

98-0204280

(I.R.S. Employer Identification Number)

501 Santa Monica Blvd, Suite 601

Santa Monica, CA 90401

(Address of principal executive offices, including zip code)

(310) 857-6666

(Registrant's telephone Number, including area code)

INFORMATION TO BE INCLUDED IN THE REPORT

Items 1

Item 8.01 - Other Events

Edgetech Launches SponsorAnything.com

Santa Monica. August 18, 2005. Edgetech Services, Inc. (OTC BB: EDGH) launched SponsorAnything (www.SponsorAnything.com) today. The service brings people seeking sponsorship together with sponsors looking for sponsorship opportunities. The service has been in beta testing for several months and has already attracted approximately than 2,000 sponsorship listings seeking more than $60 million in combined sponsorship and advertising. Some of the sponsorship opportunities that have been or are currently listed on SponsorAnything include:

- Jockeys in the 2005 Kentucky Derby
- NASCAR Nextel racing teams
- Seigfried & Roy's Havans Nights
- NHRA Drag Racing teams

- Red Cross blood drives
- BMW racing team
- Record setting balloon flight from Japan to the US.
- World Poker Tour
- Pro Golfers and other athletes

The largest category of sponsorship opportunities is sports followed by entertainment (approximately 44% and 20% respectively). SponsorAnything founder, Adam Radly said "we are extremely pleased with the response given that we've done minimal promotion during the beta testing phase".

SponsorAnything promotes the sponsorship opportunities listed on the site to 1,000 of the most active corporate sponsors across the United States. "In addition to corporate sponsors many small and medium sized business have been pleasantly surprised to see that there are many high profile events they can give them a high level of exposure at very reasonable cost", says Radly.

People seeking sponsorship usually have to spend an enormous amount of time calling on corporate sponsors and rarely even get the opportunity to speak the right person. SponsorAnything allows them to list their sponsorship opportunity on line and reach thousands of potential sponsors.  People seeking sponsorship can list their sponsorship opportunities at a cost of $19.00 per month for a standard listing or up to $75.00 for a premium listing. In addition to the matching service provided by the website, the SponsorAnything staff will also actively seek sponsors for clients on a fee for service basis.

Sponsors like the service because they can look for sponsorship opportunities anonymously. Mr. Radly said "we are not aware of any other resource that enables both corporate and small sponsors to search a large data base of sponsorship opportunities categorized by size and location".

"It's very rare to have a first mover advantage in an Internet market segment as significant as this one", said Radly. The service is intended to be launched in several other countries in the near future.

About Edgetech Services, Inc.

SponsorAnything is a wholly owned subsidiary of Edgetech Services, Inc. (OTB: EDGH). Edgetech acquired Web's Biggest, Inc. on June 2, 2005. Web's Biggest (www.websbiggest.com) is the world's largest "wiki" based search engine. It operates three proprietary search engines, Web's Biggest, Topsites and Editors Choice (directory is localized for 230 countries in 70 different languages). Edgetech also operates a subsidiary that provides IT  consulting services for IT Security, Biometrics, Business Solutions, Systems Engineering, Software Development and Project management. Edgetech is a Business Partner to Microsoft, IBM, Symantec, Counterpane and many others. Edgetech's clients include major government and private sector clients in Canada and the United States.

Press Contact:
Adam Radly, Telephone 310 857 6666. adam@websbiggest.com.